UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

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                         THE ROBERT MONDAVI CORPORATION
                         ------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           CONSTELLATION BRANDS, INC.
                           --------------------------
      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the
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         (4) Proposed maximum aggregate value of transaction:

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

         Set forth below is a transcript of remarks from a conference call held by Richard Sands, Chairman and Chief Executive Officer of Constellation Brands, Inc. ("Constellation"), on October 19, 2004. Constellation will file the text of questions and answers from the conference call as soon as reasonably practicable.

                                  RICHARD SANDS
                        MONDAVI INVESTOR CONFERENCE CALL
                            TUESDAY, OCTOBER 19, 2004

         Good morning and thank you for joining us on such short notice.

         By now you have probably seen the media release we issued announcing our offer to acquire the outstanding stock of The Robert Mondavi Corporation. The media release included a copy of the offer letter we sent to Mondavi's Board of Directors and subsequent correspondence between the two companies.

         A week ago, we confidentially approached Mondavi's Chairman and requested that our two companies commence discussions with respect to our offer. It has always been our preference to negotiate with Mondavi on a confidential basis. However, Mondavi's announcement yesterday of their receipt of a proposal to acquire the Company will cause speculation with respect to our stock and theirs. Therefore, we felt compelled to publicly disclose our identity and the details of our premium all cash offer and to fill in the gaps left by Mondavi's disclosure.

         I'd like to spend the next few minutes outlining the terms of our offer to Mondavi and why we believe it is a superior alternative to the restructuring exercise proposed by Mondavi's management.

         Our offer is superior to Mondavi management's restructuring exercise by any standard.

         It represents a significant premium to Mondavi's stock price. We are offering $53 per share for the outstanding Class A and $61.75 per share for the outstanding Class B shares. That's a 37% premium to the closing price of Mondavi's stock on October 11, the day before we made our offer. Furthermore, our offer respects the premium allocation between the Class A and Class B shares that Mondavi arrived at in connection with its proposed recapitalization.

         Our all cash offer also represents a significant premium to Mondavi management's projected equity value based on management's proposed restructuring. Last month, at a Banc of America investor conference, Mondavi management projected that over time Mondavi can achieve a total equity value in the range of $749-$929 million, assuming the divestiture of Mondavi's luxury brands at favorable valuation levels and through a business restructuring that management indicated may take up to a year to complete. We're offering $970 million for the whole company today. Our offer exceeds the high end of Mondavi management's range of projected equity value and represents a 29 percent premium to the low end of the range.

         Furthermore, our offer represents a multiple of 14 times Mondavi's 2004 EBITDA--an attractive valuation for any Mondavi shareholder.

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


         And finally, Mondavi management's restructuring exercise is laden with risk, as outlined in their preliminary proxy statement filed October 8, 2004.

         Now, if someone tries to convince you that the risks outlined in their proxy are nothing more than "boilerplate" legal language, let me assure you, these risks are real.

         By contrast, our offer is for cash that you can take to the bank today, which eliminates the risk inherent in Mondavi management's restructuring exercise.

         By the way, we'd like to clarify a couple of things.

         Mondavi's press release from yesterday indicated that Mondavi had declined a request to suspend implementation of its proposed recapitalization. Our letter made clear that our offer is not conditioned upon finalization of Mondavi's recapitalization plan and we see no reason to delay our combination. However, we have made several serious requests that Mondavi refrain from disposing of any assets or otherwise pursue a restructuring plan that would adversely affect the premium we can make available to Mondavi shareholders and we have made that very clear to Mondavi.

         In yesterday's press release, Greg Evans mentioned that Mondavi is "uniquely qualified to seek the highest value from" the luxury assets. If this means pursuing the proposed restructuring plan, we couldn't disagree more. That plan is rife with risks and uncertainties and - best case scenario - will deliver value substantially below our proposed offer.

         I'd like to make one additional point regarding the proposed recapitalization. Just as our offer honors the economic effect of the recapitalization, we would be willing to consider allowing a shareholder approval that would give effect to the one share/one vote aspect of Mondavi's proposed recapitalization.

         So, why does a Constellation/Mondavi combination make sense?

         The combined organization would have significant scale advantages.

         Constellation's well-developed distribution network in certain key markets outside the U.S. provides Mondavi with important routes-to-market to grow its brands outside the U.S. Currently, Mondavi generates only about ten percent of its revenue from markets outside the U.S. Conversely, Constellation generates more than half of its branded wine revenue from markets outside the U.S.

         Access to our distribution network, particularly in Europe, will allow Mondavi to capitalize on favorable consumer trends in Europe and accelerate its growth.

         On its face, the transaction is immediately accretive to Constellation's earnings per share. Furthermore, the combination of revenue growth opportunities and cost synergies creates a VERY accretive transaction in future years--accretive to operating margins, earnings per share and cash flow.

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


         Before we move into Q&A, I'd like to quickly summarize the terms of our offer to Mondavi and why it's a superior alternative to Mondavi management's restructuring exercise.

         Our offer to acquire Mondavi Class A stock at $53 per share and Class B stock at $61.75 per share is a great deal for Mondavi shareholders. Our all-cash offer represents a substantial premium without the risks inherent in Mondavi management's restructuring exercise:

        o 37% premium to closing stock price on October 11, the day before our offer;
        o Up to 29% premium to Mondavi management's own estimate of Mondavi's projected equity value, assuming completion of the proposed restructuring, which is subject to significant risks and uncertainties;
        o     This transaction is immediately accretive to earnings per share;
              and
        o At 14x EBITDA, it represents a very attractive valuation for Mondavi shareholders

I want to note that our offer is not subject to financing or any unusual governmental or third party approvals and that we have fully committed financing in place.

         It is our strong preference to work with the Mondavi Board and management to negotiate a mutually agreeable transaction and we believe we can reach an agreement very quickly if we sit down together.

         We are very serious about our offer and are committed to pursuing a transaction.

         Thank you for your time. Now I'll entertain questions.


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

FORWARD LOOKING STATEMENT
                                      * * *

This script contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation's control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. All statements other than statements of historical facts included in this script are forward-looking statements. All forward-looking statements speak only as of the date of this script. Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. There can be no guarantee that any transaction between Constellation and Mondavi will occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of Constellation contained in this script are also subject to the following risks and uncertainties: Constellation achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of Constellation's competitors; raw material supply, production or shipment difficulties could adversely affect Constellation's ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for Constellation's products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in foreign currency exchange rates. For additional information about risks and uncertainties that could adversely affect Constellation's forward-looking statements, please refer to Constellation's Annual Report on Form 10-K for the fiscal year ended February 29, 2004 and Constellation's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004.

                                      * * *

ADDITIONAL INFORMATION

Depending on future developments, Constellation may file with the SEC a proxy statement for solicitation of proxies from the shareholders of Mondavi in connection with Mondavi's annual meeting which is scheduled to take place on November 30, 2004. We urge investors and security holders to read any such proxy statement if and when it becomes available. Any such proxy statement would contain important information. Investors and security holders would be able to obtain a free copy of such proxy statement, if and when it becomes available, at the SEC's internet site (http://www.sec.gov (http://www.sec.gov) ) or directly from Constellation by making a request to: Constellation Brands, Inc., 370 Woodcliff Drive, Suite 300, Fairport, New York, 14450, Attention: Corporate Secretary. Constellation and certain other persons referred to below may be deemed to be participants in the solicitation of proxies. The participants in any such solicitation may include certain directors and executive officers of Constellation. A detailed list of the names of Constellation's directors and officers is contained in Constellation's proxy statement for its 2004 Annual Meeting, filed with the SEC on June 17, 2004, which may be obtained without charge at the SEC's internet site (http://www.sec.gov (http://www.sec.gov) ) or by directing a request to Constellation at the address provided above. As of the date of this communication, Constellation owns 100 shares of Mondavi

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

Class A Common Stock. To Constellation's knowledge, none of the officers or directors of Constellation who would be expected to participate in any such solicitation of proxies owns any shares of Mondavi Class A Common Stock or Mondavi Class B Common Stock. Except as disclosed above and in Constellation's proxy statement for its 2004 Annual Meeting, to the knowledge of Constellation, none of the directors or executive officers of Constellation who would be expected to participate in any such solicitation of proxies has any material interest, direct or indirect, by security holdings or otherwise, in Mondavi or Constellation.





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